EXHIBIT 11.



                           PRIMEX TECHNOLOGIES, INC.
                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                                  (UNAUDITED)

                                                               THREE MONTHS ENDING       SIX MONTHS ENDING
                                                             -----------------------  -----------------------
                                                              JUNE 30,    JUNE 30,     JUNE 30,     JUNE 30
                                                                1997        1996         1997        1996
                                                             ----------  -----------  ----------  -----------
                                                                           (NOTE)                   (NOTE)
PRIMARY EARNINGS PER SHARE
--------------------------

Weighted Average Shares Outstanding ............              5,171,116   5,220,276    5,196,844   5,220,276
Shares Issuable in Connection with Stock Plans.......           338,304           -      333,924           -
                                                             ----------  ----------   ----------  ----------
Weighted Average Common and Common
    Equivalent Shares Outstanding  ...............            5,509,420   5,220,276    5,530,768   5,220,276
                                                             ==========  ----------   ----------  ----------

Net Income (Loss) (In Thousands)  ...............            $    2,864  $      959   $    3,735  $   (4,712)
                                                             ==========  ==========   ==========  ==========

Net Income (1997)/Proforma Net Income (Loss)
    (1996) Per Share ................................        $      .52  $      .18   $      .68  $     (.90)
                                                             ==========  ==========   ==========  ==========


FULLY DILUTED EARNINGS PER SHARE
--------------------------------

Weighted Average Shares Outstanding ...............           5,171,116   5,220,276   5,196,844   5,220,276
Shares Issuable in Connection with Stock Plans ...........      338,304           -     333,924           -
                                                              ---------  ----------  ----------  ----------
Weighted Average Common and Common
   Equivalent Shares Outstanding  .....................       5,509,420   5,220,276   5,530,768   5,220,276
                                                              ---------  ----------  ----------  ----------

Net Income (Loss) (In Thousands) .....................        $   2,864  $      959  $    3,735  $   (4,712)
                                                              =========  ==========  ==========  ==========

Net Income (1997)/Proforma Net Income (Loss) (1996)
    Per Share..... .....................................      $     .52  $      .18  $      .68  $     (.90)
                                                              =========  ==========  ==========  ==========



NOTE: The calculation of 1996 per share amounts on a pro forma basis assumes that all common shares outstanding immediately after the December 31, 1996 distribution of Company stock were outstanding for all periods prior to the distribution.